SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                              (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                             MERIX CORPORATION
- -------------------------------------------------------------------------------
              (Name of Registrant as Specified in its Charter)

- -------------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. Set forth the amount on which the filing fee is calculated and state how it was determined.

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     4)   Proposed maximum aggregate value of transaction:

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     5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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     1)   Amount Previously Paid:

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
                             MERIX CORPORATION

                  Notice of Annual Meeting of Shareholders

                             September 23, 1996


To the Shareholders of Merix Corporation:

     The Annual Meeting of Shareholders of Merix Corporation, an Oregon corporation, will be held on Monday, September 23, 1996 at 9:00 a.m., local time, at the Corporate Offices of the Company, 1521 Poplar Lane, Forest Grove, Oregon 97116, for the following purposes, as more fully described in the accompanying Proxy Statement:

     1. To elect seven directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the appointment of the independent auditor of the Company for fiscal 1997.

     3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

     You are respectfully requested to date and sign the enclosed proxy and return it in the postage prepaid envelope enclosed for that purpose. You may attend the meeting in person even though you have sent in your proxy, since retention of the proxy is not necessary for admission to or identification at the meeting.

                                   By Order of the Board of Directors


                                   SAMUEL R. DESIMONE, JR.

                                   Samuel R. DeSimone, Jr.
                                   Vice President of Corporate
                                   Development, General Counsel and
                                   Secretary
Forest Grove, Oregon
August 2, 1996

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING IN PERSON, PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR STOCK WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             MERIX CORPORATION
                              1521 Poplar Lane
                         Forest Grove, Oregon 97116

                           --------------------


                              PROXY STATEMENT


     The enclosed proxy is solicited on behalf of the Board of Directors of Merix Corporation, an Oregon corporation ("Merix" or the "Company"), for use at the annual meeting of shareholders to be held on Monday, September 23, 1996 at 9:00 a.m., local time, and at any adjournment or adjournments thereof. The Company will hold the annual meeting at the Corporate Offices of the Company, 1521 Poplar Lane, Forest Grove, Oregon 97116. The approximate date this proxy statement and accompanying proxy card are first being sent to shareholders is August 12, 1996.

     Merix will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by the use of the mails. Officers and employees of the Company may also solicit proxies by telephone or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or duly executed proxy bearing a later date. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person, unless so desired. The shares represented by each proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the directors, for approval of Deloitte & Touche LLP as independent auditor and in accordance with this proxy statement on any other business that may properly come before the meeting.

                VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The Common Stock is the only outstanding voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the annual meeting is August 2, 1996. On that date, there were 6,134,696 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

     The following table shows Common Stock ownership on July 1, 1996 by
(i) each person who, to knowledge of the Company, beneficially owns more than 5% of the Common Stock, (ii) each of the executive officers named in the Summary Compensation Table below and (iii) all executive officers and directors of the Company as a group:

                                                             Approximate
                                              Shares(1)        Percent
                                              ---------      -----------

Tektronix, Inc. ....................          2,105,000         34.31%
  PO Box 1000
  Wilsonville, OR 97070

J. & W. Seligman & Co. .............            773,100(2)      12.60%

Keystone Small Company Growth Fund .            333,100(3)       5.43%

Deborah A. Coleman .................            250,000(4)       4.08%

Lawrence C. Neitling ...............             51,500(5)         *

Joseph H. Howell ...................             24,750(6)         *

Terri L. Timberman .................             12,000(7)         *

Samuel R. DeSimone, Jr .............              2,565(8)         *

All executive officers and directors
  as a group (10 persons) ..........          2,474,565(9)      40.34%

*  Less than one percent

- -------------------

(1) Shares are held directly with sole voting and dispositive power except as otherwise indicated.

(2) This information is based upon a Schedule 13G filed with the SEC on February 2, 1996, reporting that J. & W. Seligman & Co. had sole voting and dispositive power with respect to all 773,100 shares.

(3) This information is based upon a Schedule 13G filed with the SEC on February 14, 1996, reporting that Keystone Small Company Growth Fund had sole voting and dispositive power with respect to all 333,100 shares.

(4) Includes 8,334 shares of unvested restricted stock held by Ms. Coleman, as to which she does not have the power to sell, and stock options for 120,000 shares that are currently exercisable or become exercisable before August 31, 1996.

(5) Includes 5,000 shares of unvested restricted stock held by Mr. Neitling, as to which he does not have the power to sell, and stock options for 26,500 shares that are currently exercisable or become exercisable before August 31, 1996.

(6) Includes 6,667 shares of unvested restricted stock held by Mr. Howell, as to which he does not have the power to sell, and stock options for 14,750 shares that are currently exercisable or become exercisable before August 31, 1996.

(7) Includes 1,667 shares of unvested restricted stock held by Ms. Timberman, as to which she does not have the power to sell, and stock options for 5,000 shares that are currently exercisable or become exercisable before August 31, 1996.

(8) Includes 2,400 shares of unvested restricted stock held by Mr. DeSimone, as to which he does not have the power to sell .

(9) Includes 2,105,000 shares held by Tektronix, Inc. ("Tektronix") as to which directors of the Company disclaim beneficial ownership. Also includes 24,068 shares of unvested restricted stock and stock options for 195,000 shares held by executive officers and directors that are currently exercisable or become exercisable before August 31, 1996.

                           ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of seven directors who are elected at the annual meeting to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified. The nominees for director are listed below, together with certain information about each of them. Ms. Coleman and Messrs. Karalis, Neitling and Neun have served as directors of the Company since its inception in March 1994. Mr. Boesenberg, Ms. Ellis and Dr. Nishimura were elected directors of the Company immediately prior to its initial public offering in May 1994.

                                                            Shares of Common
                                                           Stock Beneficially
                                                              Owned as of
                                                           July 1, 1996(1)
                                                       ------------------------
                                                         Number     Approximate
Name, Principal Occupation and Directorships    Age    of Shares(2)   Percent
- --------------------------------------------    ---    ------------ -----------

Charles M. Boesenberg.......................    48          6,250        *
Mr. Boesenberg has served as President and Chief Executive Officer of Ashtech, Inc.
since February 1995. During 1994 he served as Executive Vice President of Symantec
Corporation's Central Point Division. Prior to the merger of Central Point Software Inc.
and Symantec, Mr. Boesenberg was President,
Chief Executive Officer and Chairman of
Central Point. Mr. Boesenberg joined Central
Point as President and Chief Operating
Officer in February 1992, and was elected
Chief Executive Officer and Chairman of the
Board in March 1992. From 1990 to 1992
Mr. Boesenberg was President of MIPS Computer
Systems, Inc., a semiconductor and computer systems company. Mr. Boesenberg serves on the Board of Directors of AER Energy
Resources, Inc. and Symantec Corporation.

Deborah A. Coleman..........................    43        250,000(3)   4.08%
Chair of the Board of Directors and Chief
Executive Officer of the Company. From
November 1992 to the inception of the
Company, Ms. Coleman served as Vice President of Materials Operations of Tektronix and was responsible for management of the operations of the Circuit Board Division of Tektronix.
Prior to joining Tektronix, Ms. Coleman held various positions at Apple Computer, Inc. for 11 years, most recently as Vice President of Information Systems and Technology from April
1990 to October 1992. Previous positions at
Apple Computer included Chief Financial
Officer and Vice President of Worldwide
Manufacturing Operations. Ms. Coleman serves on the Board of Directors of Synopsys Inc.
and Octel Communications, Inc.

Carlene M. Ellis............................    49         11,250        *
Ms. Ellis has served as Corporate Vice
President and Director of the Information
Technology Group of Intel Corporation since
September 1992. Ms. Ellis was Intel's
Director of Human Resources from September
1990 to September 1992 and Vice President of its Administration Group from January 1989 to
September 1992.

John P. Karalis.............................    58      2,105,000(4)  34.31%
Mr. Karalis has served as Senior Vice
President, Corporate Development of Tektronix since June 1995. He has served as Secretary of Tektronix since September 1992. From
September 1992 to June 1995 he served as Vice
President, Corporate Development of
Tektronix. From May 1989 to September 1992,
Mr. Karalis practiced law with Brown and Bain in Phoenix, Arizona. From January 1987 to May
1989, Mr. Karalis served as Vice President and General Counsel of Apple Computer.

                                                            Shares of Common
                                                           Stock Beneficially
                                                              Owned as of
                                                           July 1, 1996(1)
                                                       ------------------------
                                                         Number     Approximate
Name, Principal Occupation and Directorships    Age    of Shares(2)   Percent
- --------------------------------------------    ---    ------------ -----------

Lawrence C. Neitling........................    48         51,500(5)     *

Director and President and Chief Operating
Officer of the Company. Mr. Neitling served as the Operations Manager of the Circuit
Board Division of Tektronix (the "Division") from October 1985 to March 1990, when he assumed responsibility for all operations of the Division. Mr. Neitling became General
Manager of the Division in May 1991.

Carl W. Neun................................    52      2,105,000(4)  34.31%

Mr. Neun has served as Senior Vice President and Chief Financial Officer of Tektronix since June 1995. From March 1993 to June 1995 he served as Vice President and Chief
Financial Officer of Tektronix. From
September 1987 to March 1993, Mr. Neun served as Senior Vice President of Administration and Chief Financial Officer of Conner
Peripherals, Inc.

Dr. Koichi Nishimura........................    57         11,250        *

Dr. Nishimura has served as Chief Executive
Officer of Solectron Corporation since
September 1992 and President since 1990. He was Co-Chief Executive Officer from 1991 to
1992 and Chief Operating Officer of Solectron from 1988 to 1991. He became a director of Solectron in February 1991.

*   Less than one percent.

- -------------------

(1) Shares are held directly with sole voting and dispositive power except as otherwise indicated.

(2) Amounts for Mr. Boesenberg, Ms. Ellis and Dr. Nishimura represent exercisable options granted to them pursuant to the Company's 1994 Stock Incentive Plan, as amended.

(3) Includes 8,334 shares of unvested restricted stock held by Ms. Coleman, as to which she does not have the power to sell, and stock options for 120,000 shares that are currently exercisable or become exercisable before August 31, 1996.

(4) Consists of stock held by Tektronix, Inc. Messrs. Karalis and Neun serve as directors of the Company as representatives of Tektronix. In their capacities as executive officers of Tektronix, they may be deemed to share with the board of directors of Tektronix voting and/or dispositive power with respect to such shares of Common Stock. Messrs. Karalis and Neun disclaim beneficial ownership of such shares.

(5) Includes 5,000 shares of unvested restricted stock held by Mr. Neitling, as to which he does not have the power to sell, and stock options for 26,500 shares that are currently exercisable or become exercisable before August 31, 1996.

     The Board of Directors met five times during the fiscal year ended
May 25, 1996. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of which the director was a member. The only standing committees of the Board of Directors are the Audit and Finance Committee and the Human Resources and Compensation Committee. The Company does not have a Nominating Committee. Shareholders who wish to submit names for consideration as potential directors should do so in writing addressed to the Board of Directors, c/o Samuel R. DeSimone, Jr., Secretary, Merix Corporation, 1521 Poplar Lane, Forest Grove, Oregon 97116.

     The Audit and Finance Committee is comprised of Messrs. Boesenberg and Neun and Dr. Nishimura and met four times during the last fiscal year. The Audit and Finance Committee nominates the independent auditor of the Company for approval by the Board of Directors and the shareholders, reviews the planned scope and results of the annual audit, confers with the independent auditor, reviews the auditors' recommendations with respect to accounting, internal control and other matters and makes recommendations to the Board of Directors with respect to audit and finance matters.

     The Human Resources and Compensation Committee is comprised of
Ms. Ellis and Messrs. Boesenberg and Karalis and met four times during the last fiscal year. The Human Resources and Compensation Committee makes recommendations to the Board of Directors on executive and director compensation plans, approves salaries for executive officers of the Company and administers compensation plans as authorized by the Board of Directors.

     Directors not affiliated with the Company or Tektronix receive an annual retainer of $6,000, a fee of $500 for attendance at each Board or committee meeting, an automatic option grant of 20,000 shares under the Company's 1994 Stock Incentive Plan at the time first elected or appointed to the Board of Directors, and annual automatic option grants thereafter of 5,000 shares. The options are 10-year options granted at the market price on the date of grant and vest in four equal installments beginning one year after the date of grant. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

     The proxies will be voted with respect to the election of the nominee in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for the election of the nominees. If for some unforeseen reason any of the nominees would not be available as a candidate for director, the number of directors constituting the Board of Directors may be reduced prior to the meeting or the proxies may be voted for such other candidate or candidates as may be nominated by the Board of Directors, in accordance with the authority conferred in the proxy.

     The Board of Directors recommends a vote FOR the election of the nominees listed above. Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the annual meeting. Abstentions are counted for purposes of determining whether a quorum exists at the annual meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

                           EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth compensation information for the Chief Executive Officer and certain other executive officers of the Company. The information reflects compensation received by such persons from Tektronix in fiscal 1994 while the business of the Company was conducted as a division of Tektronix.

                                                               Long-Term
                                                          Compensation Awards
                                                        -----------------------
                                   Annual Compensation  Restricted   Securities
                           Fiscal  -------------------  Stock        Underlying     All Other
                            Year   Salary(1)  Bonus(2)  Awards($)(3) Options(#)  Compensation(4)
                           ------  ---------  --------  ------------ ----------  ---------------

Deborah A. Coleman .......  1996   $217,642   $ 34,500     --         15,000      $ 9,843
(Chair and Chief            1995    222,046    178,112     --          --           5,095
Executive Officer)          1994    246,864    165,952   $225,000    240,000        9,448


Lawrence C. Neitling .....  1996    207,690     25,000     --         30,000        8,306
(President and Chief        1995    177,894     89,984     --          --           4,056
Operating Officer)          1994    167,518    236,369    135,000     75,000       17,321

Joseph H. Howell .........  1996    165,000     16,500     --          8,000       11,848
(Senior Vice President      1995(5)  53,942     67,702    232,500     75,000       23,085
and Chief Financial
Officer)

Terri L. Timberman .......  1996    120,000     12,000      --        10,000        4,918
(Vice President,            1995    107,310     38,520      --         --           3,219
Human Resources)            1994     83,066     23,562     45,000     20,000        4,984

Samuel R. DeSimone, Jr. ..  1996(5)  88,976     22,500     84,637     20,000        2,453
(Vice President of
Corporate Development,
General Counsel and
Secretary)

- -------------------

(1) Ms. Coleman's fiscal 1994 compensation was for services rendered as Vice President of Materials' Operations of Tektronix. Mr. Neitling's fiscal 1994 compensation was for services rendered as General Manager of the Circuit Board Division of Tektronix. Ms. Timberman's fiscal 1994 compensation was for services rendered in various human resources management positions for Tektronix. 1994 amounts for Ms. Coleman, Mr. Neitling and Ms. Timberman also include the payout of their vacation accrued upon termination from Tektronix of $6,772, $38,864, and $6,701, respectively. Ms. Coleman's compensation for fiscal 1994 also includes $35,042 for moving and relocation expenses paid by Tektronix in connection with Ms. Coleman's relocation to Oregon in fiscal 1993.

(2) Ms. Coleman and Mr. Neitling's fiscal 1994 compensation includes transition bonuses of $100,000 and $200,000 respectively, paid on June 1, 1994 upon completion of the Reorganization and Offering (as defined in "Certain Relationships and Transactions"). Bonus amounts for fiscal 1995 and 1996 represent amounts paid under the Company's Corporate Incentive Plan, except that Mr. DeSimone's fiscal 1996 bonus amount includes a starting bonus of $10,000 and Mr. Howell's fiscal 1995 bonus includes a relocation bonus of $41,250.

(3) Dollar amounts set forth in the table represent the value of the shares on the date of grant. The restricted shares vest ratably over a three-year period, subject to continued employment. As of May 25, 1996, the number of unvested shares of restricted stock held by the named executives and the value of such shares on such date were as follows: Ms. Coleman - 8,334 shares ($256,270.50), Mr. Neitling - 5,000 shares ($153,750) Mr. Howell - 6,667 shares ($205,010.25),
     Ms. Timberman - 1,667 shares ($51,260.25) and Mr. DeSimone - 2,400 shares ($73,800).

(4) Amounts for 1994 were contributed by Tektronix under its 401(k) Plan. Amounts for 1995 and 1996 consist principally of amounts contributed by the Company under its 401(k) Plan. Mr. Howell's fiscal 1995 amount includes $21,466 for relocation expenses.

(5) Messrs. Howell and DeSimone began their employment with the Company in fiscal 1995 and 1996, respectively.

Stock Option Grants

     The following table provides information regarding stock options granted to executive officers in fiscal 1996.


                                               Individual Grants
                              ----------------------------------------------------   Potential Realizable Value at
                               Number of   Percent of                                    Assumed Annual Rates
                                Shares    Total Options                               of Stock Price Appreciation
                              Underlying   Granted to                                      for Option Term(2)
                              Options    Employees in   Exercise Price   Expiration -----------------------------
      Name                    Granted(1)   Fiscal Year      per Share        Date         5%               10%
      ----                   -----------  -------------  --------------   ---------- -----------     -------------

Deborah A. Coleman ..........  15,000        4.83%         $31.38        10/09/05    $295,974       $  750,055

Lawrence C. Neitling ........  30,000        9.66%         $31.38        10/09/05     591,947        1,500,110

Joseph H. Howell ............   8,000        2.57%         $31.38        10/09/05     157,853          400,029

Terri L. Timberman ..........  10,000        3.22%         $31.38        10/09/05     197,316          500,037

Samuel R. DeSimone, Jr. .....  20,000        6.44%         $35.27        09/11/05     443,567        1,124,086

- -------------------

(1) Under the terms of the option agreements with these executive officers, each of the options is subject to accelerated vesting in the event of a future change in control of the Company or the occurrence of certain events indicating an imminent change in control of the Company. Each of the options is subject to early termination in the event of termination of employment. Each option terminates 12 months after termination following death or disability and 90 days after termination for any other reason. These options become exerciseable in four equal annual installments beginning one year after the date of grant.

(2) In accordance with rules of the Securities and Exchange Commission, these amounts are the hypothetical gains or "option spreads" that would exist for the options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

Fiscal Year-End Option Values

     The following table indicates the number of shares acquired upon exercise of options during the last fiscal year and the value realized, the number of shares subject to exercisable (vested) and unexercisable (unvested) stock options as of May 25, 1996 and the value of exercisable and unexercisable "in-the-money" options, which represents the positive spread between the exercise price of existing stock options and the price of the Common Stock at May 25, 1996.


                                                                Number of Securities          Value of Unexercised
                                                               Underlying Unexercised         In-the-Money Options
                                                              Options at May 25, 1996(#)      at May 25, 1996(1)($)
                              Shares Acquired    Value        ---------------------------  --------------------------
                               on Exercise(#)   Realized($)   Exercisable   Unexercisable  Exercisable  Unexercisable
                              ---------------   -----------   -----------   -------------  -----------  -------------

Deborah A. Coleman ..........       0               0          120,000         135,000      $2,610,000    $2,610,000

Lawrence C. Neitling ........  11,000         296,938           26,500          67,500         576,375       815,625

Joseph H. Howell ............   4,000          49,000           14,750          64,250         110,625       421,875

Terri L. Timberman ..........   5,000         125,250            5,000          20,000         108,750       217,500

Samuel R. DeSimone, Jr. .....       0               0                0          20,000               0             0

- -------------------

(1) Calculated based on the May 24, 1996 closing stock price.

Severance Agreements

     The Company has entered into Executive Severance Agreements with
Ms. Coleman, Mr. Neitling, Mr. Howell, Ms. Timberman and Mr. DeSimone pursuant to which the Company has agreed to provide each executive severance benefits upon the Company's termination of their employment without cause. "Cause" is generally defined as (a) the willful and continued failure to perform substantially the executive's reasonably assigned duties (except a failure resulting from incapacity due to physical or mental illness) after a demand for performance has been made and the manner of nonperformance has been specifically identified or (b) the willful engaging in illegal conduct materially injurious to the Company. Termination of employment does not include assignment of the executive to different responsibilities consistent with the executive's area of professional expertise, except in the case of Ms. Coleman, with respect to whom termination of employment includes her removal as Chief Executive Officer of the Company. In the event of a termination of employment without cause, Ms. Coleman would receive a lump sum payment equal to twice her annual base pay, Mr. Neitling would receive a lump sum payment equal to 1.5 times his annual base pay, Mr. Howell would receive a lump sum payment equal to his annual base pay, Ms. Timberman would receive a lump sum payment equal to six months of her annual base pay and Mr. DeSimone would receive a lump sum payment equal to his annual base pay. Each executive is also entitled to a portion of the benefits under any incentive plan in which the executive participates, prorated for the year in which the executive's employment is terminated, and accelerated vesting or accrual of stock options or other stock awards.

                    REPORT OF THE COMPENSATION COMMITTEE
                         ON EXECUTIVE COMPENSATION

Human Resources and Compensation Committee

     The Human Resources and Compensation Committee of the Board of Directors (the "Committee") consists of three outside directors. Pursuant to authority delegated by the Board of Directors, the Committee approves compensation of executive officers, including the Chief Executive Officer. The Committee is also responsible for reviewing and approving executive compensation programs and administering the Company's stock incentive and executive compensation plans. The Committee also provides advice on a broad range of human resources issues including best practices in the areas of benefits, staffing, succession planning and general compensation.

Compensation Policy

     The Board of Directors and the Committee believe that the Company's total executive compensation programs should be related to corporate performance. The Company has developed a total compensation strategy that ties a significant portion of executive compensation to achievement of pre-established financial results. The primary objective of the executive compensation program is to:

     *    Attract and retain talented executives;

     * Motivate executives to achieve long term business strategies while achieving near term and financial targets; and

     * Align executive performance with Merix's strategic and tactical goals.

     The Company has base pay and annual incentive compensation programs for its executive officers, as well as a 401(k) plan. These programs are designed to offer compensation that is competitive with compensation offered by companies of similar size and complexity within the electronics and similar industries. The Company targets the 50th percentile for base pay and 65-70th percentile for total compensation. The Committee uses comparative information from a group of companies in the electronics industry for establishing executive compensation, general compensation structures and Company performance goals. The Committee periodically engages a compensation consulting firm to assist in this process.

Base Salaries

     Base salaries for the Chief Executive Officer and other executive officers are initially determined by evaluating the responsibilities of the position and the experience of the individual, and by reference to the competitive marketplace for corporate executives. This includes a comparison of base salary and total compensation for comparable positions at other companies.

     Annual salary adjustments are considered and determined by evaluating the performance of the Company and each executive officer, and also take into account any new responsibilities. The Committee, when appropriate, also considers non-financial performance measures that focus attention on improvement in management processes.

Corporate Incentive Plan

     The Company's executive officers participate in the Company's Corporate Incentive Plan, an annual cash incentive compensation plan. Company performance objectives are established and approved by the Board of Directors at the beginning of the fiscal year. Performance measures have established thresholds, targets and maximums that determine the amount of cash payment under the plan. The Company's performance objectives for the fiscal year are specified each year and approved by the full Board of Directors.

     The Corporate Incentive Plan for fiscal 1996 provided that 40% of the award was based on sales criteria, 40% of the award was based on operating income criteria and 20% of the award was based on individual performance. Each participant was assigned a leverage percentage, which represented the base salary that would be received under the plan if the plan criteria were met, and the leverage percentages ranged from 10% to 60%. The plan provided for additional cash payments if the targets were exceeded, subject to a maximum amount of twice the leverage percentage. The Company's sales and net income for fiscal 1996 did not meet the predetermined plan levels for the year. However, based on individual performance and contributions and the overall performance of the Company, including the consummation of two acquisitions and the successful integration of those operations with and into the Company, the Board of Directors decided to grant executive officers bonuses of 25% of the amount they would have otherwise received had the plan levels been achieved. As a result, cash bonuses under the plan for fiscal 1996 were significantly lower than cash bonuses received in fiscal 1995 when the Company's sales and net income were in excess of the predetermined plan levels for that year. Amounts paid under the Corporate Incentive Plan to the Chief Executive Officer and the other executive officers are set forth in the Summary Compensation Table.

Stock Options

     All employees of the Company, including executive officers, are eligible to participate in the Company's Stock Option Plan. All option grants are approved by the Committee. Guidelines for the number of options granted have been established and are reviewed periodically to ensure competitiveness. Actual grants are based on individual performance and contribution to the Company's strategic success. The Stock Option Plan supports the linkage between executives, employees and other shareholders to the long term business strategies. Option and restricted stock grants made to executive officers for fiscal 1994, 1995 and 1996 are reflected in the Summary Compensation Table.

Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year after 1993. The Company anticipates that the levels of salary and bonus to be paid by the Company will not generally exceed that limit. Under proposed regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of nonqualified stock options that meet certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. The Company's current policy is generally to grant options that meet the requirements of the proposed regulations.

     Human Resources and Compensation Committee Report Submitted By:
     Charles M. Boesenberg, Chairman
     Carlene M. Ellis
     John P. Karalis

Compensation Committee Interlocks and Insider Participation

     John P. Karalis is an executive officer of Tektronix, Inc. See "Certain Relationships and Transactions" regarding transactions between Tektronix and the Company.

Performance Graph

     The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Composite U.S. Index and a peer group of companies in the Company's industry over the period indicated, assuming the investment of $100 on May 25, 1994, the date of the Company's initial public offering, and reinvestment of any dividends. In accordance with guidelines of the SEC, the stockholder return for each entity in the peer group index has been weighted on the basis of market capitalization as of each quarterly measurement date set forth on the graph. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


          [Performance Graph located here--Total Stockholder
          Return; points plotted on graph are shown below]








               5/25/94   11/30/94  5/27/95   11/30/95  5/25/96
               -----------------------------------------------
Merix Corp.      100      170.51   248.72     371.79   315.38
Nasdaq Index     100      103.44   120.72     147.51   174.54
Peer Group       100      129.53   185.60     265.01   281.84

- -------------------

(1) The selected peer group consists of ADFlex Solutions, Inc., Altron, Inc., Advanced Circuits, Inc., Continental Circuits Corporation, Elexsys International, Inc., Hadco Corporation, M-Wave, Inc., Parlex Corporation, Sanmina Corporation, Sheldahl, Inc. and Sigma Circuits, Inc. Such companies have been selected for the peer group on the basis of, among other factors, the similarity of their business to that of the Company and their market capitalization relative to that of the Company.


                   CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The Company was formed in March 1994 to succeed to the business conducted by the Circuit Board Division of Tektronix. Pursuant to an Asset Transfer Agreement dated as of May 31, 1994 (the "Asset Transfer Agreement"), all of the business of the Circuit Board Division of Tektronix was transferred to the Company immediately prior to the consummation of the Company's initial public offering (the "Reorganization and Offering"). Tektronix transferred to the Company all of the assets used exclusively in the Division's business and approximately $17.5 million in cash in exchange for 6,000,000 shares of Common Stock and a note in the principal amount of $10 million (the "Note"). The Note bears interest at the rate of 7.5% per annum and is payable over five years. The Company granted Tektronix a security interest in the Company's real property (including improvements) to secure repayment of the Note pursuant to a Trust Deed. Tektronix may set off any amounts not paid by the Company when due under the Note against any amounts Tektronix or its subsidiaries owe the Company under the Supply Agreements described below.

     The Asset Transfer Agreement provides that the Company will use all reasonable efforts to nominate and maintain as members of its Board of Directors two individuals designated by Tektronix and three additional independent individuals, so long as Tektronix holds at least 25% of the outstanding shares of the Company's Common Stock. Messrs. Karalis and Neun have been nominated pursuant to the agreement. If the Company increases the size of its Board of Directors beyond seven while this covenant is in effect, Tektronix is entitled to designate such number of directors as represents two-sevenths of the total number of directors.

     Tektronix, through certain participating divisions and subsidiaries, and the Company have also entered into seven separate Supply Agreements. During the three-year term of the Supply Agreements, the participating divisions and subsidiaries agreed to purchase from the Company annually at least the lesser of 90% of their aggregate annual requirements for the type of products sold by the Company or $28.5 million, at prices calculated in accordance with an agreed-upon formula, subject to certain adjustments. Tektronix may, without the consent of the Company, elect to sell or otherwise transfer any of its participating divisions or subsidiaries to a successor in interest by way of merger, sale or other reorganization, provided, however, that any such successor in interest shall be bound by the terms of the Supply Agreements applicable to such subsidiary or such division prior to such sale or transfer. Tektronix's obligation under all of the Supply Agreements shall be satisfied if the aggregate amount purchased under the Supply Agreements is annually at least the lesser of 90% of the aggregate requirements of all of the participating units for the type of products sold by the Company or $28.5 million. The pricing methodology for products sold under the Supply Agreements is based upon the Company's cost (as defined) plus a margin (expressed as a multiple) for accelerated delivery. Prices may not exceed prices charged to other customers by the Company for comparable products and quantities. During the last fiscal year net sales to Tektronix pursuant to the Supply Agreements were $32,010,020.

     In addition, the Company and Tektronix entered into Waste Management and Services Agreements covering certain environmental matters. During the last fiscal year, the Company paid $426,441 to Tektronix pursuant to these agreements.

                   2. APPOINTMENT OF INDEPENDENT AUDITOR

     The Board of Directors has appointed Deloitte & Touche LLP as the Company's independent auditor for the current fiscal year, subject to ratification of the appointment by the shareholders of the Company at the annual meeting. Deloitte & Touche LLP has audited the financial statements of the Company since incorporation. Proxies will be voted in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for approval of Deloitte & Touche LLP as independent auditor. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR this proposal.

             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the fiscal year ended May 25, 1996.

                               OTHER MATTERS

Shareholder Proposals to be Included in the Company's Proxy Statement

     A shareholder proposal to be considered for inclusion in proxy materials for the Company's 1997 annual meeting must be received by the Company not later than April 14, 1997.

Shareholder Proposals Not in the Company's Proxy Statement

     Shareholders wishing to present proposals for action at this annual meeting or at another shareholders' meeting must do so in accordance with the Company's Bylaws. A shareholder must give timely notice of the proposed business to the Secretary. To be timely, a shareholder's notice must be in writing, delivered to or mailed and received at the principal executive offices of the Company not less than 50 days nor more than 75 days prior to the meeting; provided, however, that if less than 65 days' notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder, to be timely, must be received no later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Secretary must include (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that business was not properly brought before the meeting in accordance with the Company's Bylaws. If such officer does so, such officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Shareholder Nominations for Director

     Shareholders wishing to directly nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with the Company's Bylaws by giving timely notice in writing to the Secretary as defined above. The notice shall set forth (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company which are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the executed consent of each nominee to serve as a director of the Company if elected. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the Bylaws, by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be given (a) if given by any shareholder who made a demand for the meeting, concurrently with the delivery of such demand, and (b) otherwise, not later than the close of business on the tenth day following the day on which the notice of the special meeting was mailed. The officer presiding at the meeting may, if in the officer's opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

Other Business

     The Board of Directors does not intend to present any business for action of the shareholders at the annual meeting except the matters referred to in this proxy statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment on such matters.

     Whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it promptly in the enclosed stamped return envelope.

                                   By Order of the Board of Directors


                                   SAMUEL R. DESIMONE, JR.

                                   Samuel R. DeSimone, Jr.
                                   Vice President of Corporate
                                   Development, General Counsel
                                   and Secretary

August 2, 1996

P
R                            MERIX CORPORATION
O          Proxy Solicited on Behalf of the Board of Directors of
X          the Company for the Annual Meeting September 23, 1996
Y

The undersigned hereby appoints Deborah A. Coleman, Lawrence C. Neitling, John P. Karalis, and each of them, proxies with full power of substitution, to vote in behalf of the undersigned at the Annual Meeting of Shareholders of Merix Corporation on September 23, 1996, and at any adjournment thereof, all shares of the undersigned in Merix Corporation. The proxies are instructed to vote as follows:

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, they will be voted for the directors and for the independent auditor. The proxies may vote in their discretion as to other matters that may come before the meeting.

1.  Election of Directors, Nominees:               (change of address/comments)
    Charles M. Boesenberg, Deborah A. Coleman,     ---------------------------
    Carlene M. Ellis, John P. Karalis,
    Lawrence C. Neitling, Carl W. Neun,            ---------------------------
    Dr. Koichi Nishimura.
                                                   ---------------------------
2.  Approval of Deloitte & Touche as
    independent auditor.                           ---------------------------

The shares represented by this proxy will be      (If you have written in the
voted in accordance with instructions, if         above space, please mark the
given. If no instructions are given, they         corresponding box on the
will be voted for the directors and for the       reverse side of this card)
independent auditor. The proxies may vote in their discretion as to other matters that may come before the meeting.

       (The Board of Directors recommends a vote FOR Items 1 and 2.)    SEE
               PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY            REVERSE
                                                                        SIDE

[  X  ]   Please mark your votes as in
          this example.

1.   Election of Directors                   2.   Approved of Deloitte & Touche
     FOR         WITHHELD                         as Independent auditor.
     [  ]         [  ]                            FOR     AGAINST       ABSTAIN
                                                  [  ]     [  ]           [  ]

For, except vote withheld from the
following nominee(s):


- ----------------------------------------

                                   To facilitate meeting arrangements,      [ ]
                                   please check here if you plan to
                                   attend the meeting in person.

                                   Please check here if you have a change   [ ]
                                   of address or comments on the reverse
                                   side.

SIGNATURE(S)                                   DATE
            -----------------------------------    ----------------------------
NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Please mark, date, sign and return proxy card promptly. Receipt is acknowledged of the notice and proxy statement relating to this meeting.